Exhibit 99.4

PGB Holdings, Inc. 2323 South Wentworth Avenue Chicago, Illinois 60616

September 6, 2019

Dear Stockholder,

We are pleased to announce that on Thursday, September 5, 2019, we entered into a merger agreement with RBB Bancorp that provides for the acquisition of PGB Holdings, Inc. by RBB, and the merger of Pacific Global Bank into RBB’s bank subsidiary, Royal Business Bank.  For your reference, enclosed is the press release issued by RBB concerning this transaction.

Pursuant to our agreement with RBB, at the closing of this transaction, our stockholders will receive cash in exchange for their shares of PGB stock, and all of Pacific Global Bank’s offices will become full service branches of Royal Business Bank.  Although the amount to be paid to our stockholders is subject to possible adjustment, we expect the total purchase price for PGB to be approximately $32.5 million.

This transaction is the result of several months of negotiation after our board of directors determined that RBB provided the best strategic opportunity for our stockholders.  Our reasons for pursuing the merger and a complete description of the proposed merger and its terms will be included in a proxy statement that we expect to mail to stockholders in the fourth quarter of this year.

The transaction with RBB is subject to approval by banking regulators and certain closing conditions, including the approval of our stockholders.  We expect these conditions to be satisfied by the end of this year and expect to close this transaction early in the first quarter of 2020.

Please do not hesitate to contact me if you have any questions.  Thank you for your continued support.

For the board of directors,

/s/ Betty Chow

Betty Chow

Chief Executive Officer

Enclosure

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